Exhibit T3E
EXECUTION VERSION
Refinancing Exchange Agreement
April 20, 2009
TO EACH OF THE HOLDERS LISTED
ON SCHEDULE 1 HERETO:
               Re:      Exchange of Convertible Senior Subordinated Notes
Ladies and Gentlemen:
     Reference is hereby made to the Indenture (the “Old Indenture”), dated as of February 24, 2005, by and among Lions Gate Entertainment Inc., a Delaware corporation (the “Issuer”), Lions Gate Entertainment Corp., a British Columbia corporation (the “Company”), and J.P. Morgan Trust Company, National Association (the “Trustee”), relating to the Issuer’s 3.625% Convertible Senior Subordinated Notes due 2025 (CUSIP No. 535919 AE 4) (“Old Notes”). The Issuer and the parties listed on Schedule 1 (each, a “Holder” and collectively the “Holders”) hereby agree as follows (this Refinancing Exchange Agreement being referred to hereinafter as this “Agreement”):
     1. Exchange of Old Notes.
     (a) On the terms and subject to the conditions of this Agreement, each Holder hereby agrees to sell, transfer and deliver to the Issuer, and the Issuer hereby agrees to accept from each Holder, Old Notes in the aggregate principal amount set forth opposite such Holder’s name on Schedule 2 hereto in exchange for notes (“New Notes”) to be issued by the Issuer pursuant to an indenture substantially in the form attached as Exhibit A hereto (the “New Indenture”) in an aggregate principal amount equal to the aggregate principal amount of such Holder’s Old Notes.
     (b) Each Holder shall deliver to the Issuer, on a date (with respect to each Holder, a “Settlement Date”) to be agreed upon between the Issuer and such Holder (but in no event later than the third business day after the execution by the trustee of the New Indenture), all of such Holder’s Old Notes by book-entry transfer in accordance with the Old Indenture and the procedures of The Depository Trust Company (“DTC”); provided that, in the event book-entry transfer through DTC is unavailable, such Holder shall deliver its Old Notes to the Issuer duly endorsed in blank, or accompanied by bond powers duly endorsed in blank, in proper form for transfer. For purposes of this Agreement, delivery by a Holder of such Holder’s Old Notes to the Issuer by book-entry transfer shall consist of the Trustee effecting a one-sided withdrawal of such Holder’s Old Notes via DTC’s DWAC system, and such Holder shall, prior to the Settlement Date with respect to such Holder, cause to be delivered to the Trustee a letter of instruction containing such information and bearing such signature guarantees as may be required by the Trustee in order for the Trustee to effect such one-sided withdrawal on such Settlement Date. Upon transfer of each Holder’s Old Notes to the Issuer by book-entry delivery in accordance with the Old Indenture and the procedures of DTC (or, in the event book-entry transfer through DTC is unavailable, upon delivery by such Holder of such Holder’s Old Notes to the Issuer duly endorsed in blank, or accompanied by bond powers duly endorsed in blank, in proper form for transfer), the Issuer shall immediately thereafter issue New Notes to such Holder by book-entry transfer through DTC and otherwise in accordance with the terms and conditions set forth in the New Indenture.
     (c) The obligations of the parties hereto to consummate the transactions described in Sections 1(a) and (b) above are conditioned on certain holders of Old Notes that are not party to this Agreement (1) executing an exchange agreement on the date hereof in substantially the same form as this Agreement (which exchange agreement may only be amended, modified or supplemented if, after any such amendment, modification or supplement, it remains in substantially the same form as this Agreement, as it may be amended, modified or supplemented) and (2) exchanging at least $10 million in aggregate principal amount of Old Notes for New Notes on the Settlement Date.
     (d) By 9:00 a.m., New York City time, on the day following the date of this Agreement, the Issuer shall cause the Company to disclose the material terms of this Agreement pursuant to a Form 8-K filing with the Securities and Exchange Commission (“SEC”).
     2. Representations of Issuer. The Issuer represents and warrants to each of the Holders as follows:
     (a) The Issuer has all requisite corporate power and authority to enter into this agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Issuer and constitutes the legal and binding agreement of the Issuer, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally or general principles of equity.
     (b) The execution, delivery and performance by the Issuer of this Agreement, and the consummation of the transactions contemplated by this Agreement, do not as of the date hereof and will not as of the Settlement Date (i) violate the certificate of incorporation or bylaws of the Issuer, (ii) violate any material agreement to which the Issuer is a party or by which the Issuer or any of its property or assets is bound, or (iii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to the Issuer.
     (c) Unless the Issuer has responded to the written request of the Holders to withdraw (and has withdrawn) the Form T-3 pursuant to Section 4 below (i) the issuance of the New Notes on the Settlement Date will be exempt from registration under the

Securities Act by virtue of the exemption contained in Section 3(a)(9) thereof and (ii) the Issuer will have complied with Section 3(a)(9) of the Securities Act and the Trust Indenture Act in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, unless the Issuer has responded to the written request of the Holders to withdraw (and has withdrawn) the Form T-3 under Section 4 below, no investment banker, broker, finder or other intermediary has been retained by, will be retained by or is authorized to act on behalf of the Issuer who might be entitled to any fee or commission from the Issuer for any solicitation in connection with the transactions contemplated by this Agreement.
     3. Representations of Holders. Each Holder represents and warrants to the Issuer as follows:
     (a) The Holder has all requisite corporate power and authority to enter into this agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Holder and constitutes the legal and binding agreement of the Holder, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally or general principles of equity.
     (b) The execution, delivery and performance by the Holder of this Agreement, and the consummation of the transactions contemplated by this Agreement, do not as of the date hereof and will not as of the Settlement Date (i) violate the organizational documents of the Holder, (ii) violate any material agreement to which the Holder is a party or by which the Holder or any of its property or assets is bound, or (iii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to the Holder.
     4. Form T-3. The Issuer will use commercially reasonable efforts to pursue the SEC’s declaration of effectiveness with respect to the Form T-3 filed by the Issuer prior to its entry into this Agreement (as amended or supplemented, the “Form T-3”). As soon as reasonably practicable and in no event later than 5:00 p.m., New York City time, on Friday, April 24, 2009, the Issuer will file an amendment to the Form T-3 that shall include such additional information as it shall believe, on the advice of its counsel, is necessary to complete the Form T-3 for purposes of the Trust Indenture Act, including without limitation a statement of eligibility and qualification of the trustee under the New Indenture (“Amendment”). The Issuer will use commercially reasonable efforts to respond as soon as practicable (and in any event within three (3) business days) to any SEC comments with respect to the Form T-3. In the event that the SEC’s declaration of effectiveness with respect to the Form T-3 is delayed beyond the twentieth (20th) business day following the date hereof, the Issuer will, at the written request of a majority in aggregate principal amount of the holders who have agreed to exchange Old Notes for New Notes, withdraw the Form T-3. In addition, the Issuer will use commercially reasonable efforts to file a shelf registration statement on Form S-3 to register re-sales of the New Notes (“Form S-3”) within seven (7) business days of the receipt of such written notice from the Holders. The Issuer shall provide the Holders and their counsel with a reasonable opportunity to review and comment on (i) any response by the Issuer to any SEC comments regarding the Form T-3 or Form S-3, and (ii) any Form T-3 or Form S-3 prepared and filed with the SEC after execution of this Agreement, in each case reasonably in advance (and in any event no less than one (1) business day in advance, except that the Amendment may be provided 12 hours in advance of its filing with the SEC) of transmission to, or filing thereof with, the SEC, and the Issuer agrees to consider in good faith all changes thereto that the Holder may request in writing to the extent such changes are required, in the reasonable judgment of Issuer’s counsel, by the Securities Act or the Trust Indenture Act, as the case may be, or for the Issuer to comply with its obligations hereunder.
     5. Indemnification. The Issuer shall indemnify and hold harmless each Holder (an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities (or actions or proceedings in respect thereof, whether or not such Indemnified Party is a party thereto) and expenses (including reasonable costs of investigations and legal expenses)(each a “Loss” and collectively “Losses”), to which such Indemnified Party may become subject, to the extent that such Losses arise out of or are based upon a breach by the Issuer of any representation or covenant contained in this Agreement. The indemnity provided in this Section 5 shall remain in full force and effect regardless of any investigation made by or on behalf of any Indemnified Party and shall survive the exchange of Old Notes pursuant to this Agreement or any sale or transfer by the Holder of New Notes or any securities of the Issuer or the Company into which such notes may be converted or exchanged.
     6. Fees and Expenses. The Issuer shall pay the reasonable costs and expenses of outside counsel to the Holders in connection with the transactions consummated by this Agreement, subject to a cap of $50,000 in the aggregate on such fees and expenses; provided, however, that if the requisite Holders request the Issuer to withdraw its Form T-3 in accordance with Section 4 above, then the cap shall be increased to $75,000 in the aggregate.
     7. Governing Law; Waiver of Trial by Jury. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS TO BE EXECUTED AND PERFORMED ENTIRELY IN SUCH STATE. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.
     8. Miscellaneous. This Agreement constitutes the entire agreement between the Issuer and each of the Holders with respect to the subject matter hereof. The Company is an intended third-party beneficiary of this Agreement. Except as provided in the preceding sentence, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Issuer or any Holder without the prior written consent of the other. Any purported assignment without such consent shall be void. This Agreement may only be amended by a writing signed by all the parties hereto. Each party agrees that money damages would not be a sufficient remedy for any breach of this Agreement by any party and that each non-breaching party shall be entitled to specific performance, injunctive, rescissionary or other equitable relief as a remedy for any such breach.
[Signature page follows.]

Signature Page
     If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Issuer a counterpart hereof, whereupon this Agreement, along with all counterparts, will become a binding agreement between the Issuer and each of the Holders in accordance with its terms.

Very truly yours, LIONS GATE ENTERTAINMENT INC.
By:
Name:
Title:

Signature Page
Acknowledged and agreed:
[HOLDER]

By:

Name: Title:

Schedule 1

Aggregate Principal Amount ($) of Old
Name of Holder	Notes and New Notes

Exhibit A
[See attached]